April 15, 2024

Board of Directors
Jackson National Life Insurance Company of New York
2900 Westchester Avenue
Purchase, NY 10577

Re:	Jackson National Life Insurance Company of New York (“Jackson of New York”) Pre-Effective Amendment No. 2 to the Form S-1 Registration Statement File No. 333-268466

Directors:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form S-1 for the Individual Single Premium Deferred Registered Index-Linked Annuity (the "Contracts") to be issued by Jackson National Life Insurance Company of New York. Legal services in connection with this opinion are provided pursuant to the Administrative Services Agreement between Jackson National Life Insurance Company and Jackson of New York.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1.    Jackson National Life Insurance Company of New York is duly organized and validly existing as an insurance company under the laws of the State of New York.

2.    Jackson National Life Insurance Company of New York has the legal power and authority to create and issue the contracts.

3.     Upon the acceptance of premiums made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued, fully paid, non-assessable contractual interest under such Contract, which will be a binding obligation of the Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Very truly yours,
/s/ ALISON SAMBORN

Alison Samborn
Assistant Vice President
Insurance Legal & Product Development

Jackson® is the marketing name for Jackson National Life Insurance Company® (Home Office: Lansing, Michigan) and Jackson National Life Insurance Company of New York® (Home Office: Purchase, New York).